UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2009

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	80-0137402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 3.02             Unregistered Sales of Equity Securities

On January 5, 2010, Magnum D’Or Resources, Inc. (the “Company”) issued 25,000,000 shares of its Series B Preferred Stock to Chad Curtis and 5,000 shares to Joseph J. Glusic.

Item 3.03

The shareholders of the Company approved an amendment to its Articles of Incorporation to add a series of Series B Preferred Stock, dated August 20, 2009, which authorized an additional 40,000,000 shares of preferred stock, $.001 par value.

The Certificate of Designation for the Series B Preferred Stock ranks equal to the Common Stock of the Company regarding dividend rights, rights on liquidation, dissolution and winding-up of affairs of the Corporation. Subject to conditions, the Series B Preferred Stock is convertible into fully paid and nonassessable shares of the Common Stock of the Company on a one-for-one basis. Each share of Series B Preferred Stock is redeemable by the Company for $1.00 per share plus any declared but unpaid dividends, and has the right to vote each share of Common Stock into which it could then be converted.

Item 5.03             Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year

The shareholders of the Company  approved new By-Laws of the Company by a written consent dated August 20, 2009, which replaced the previous By-Laws of the Company in its entirety.

The Company also amended its Articles of Incorporation in the State of Nevada to authorize an additional 40,000,000 shares of Preferred Stock, and filed a Certificate of Designation for Series B Preferred Stock with the Secretary of State of the State of Nevada.

Item 9.01             Financial Statements and Exhibits

Exhibits

3.1	Certificate of Amendment to Articles of Incorporation dated August 24, 2009 to establish Series B Preferred Stock

3.2	Certificate of Designation, Preference and Rights of Series B Preferred Stock dated January 5, 2010 regarding Series B Preferred Stock

3.3	ByLaws dated October 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc.
(Registrant)

Date: January 6, 2010	By:	/s/ Joseph J. Glusic
Joseph J. Glusic
Chief Executive Officer and President